AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2006
REGISTRATION NO. 000-22373

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA FRUITS CORP.
(Exact name of Registrant as specified in its charter)

Nevada	58-2027283
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Fu Xi Technology & Industry Park, Nan Feng County
Jiang Xi Province, P. R. China
(Address of Principal Executive Offices, including ZIP Code)

2006 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Lavonne Frost
1414 East Telegraph St.
Carson City, NV 89701
(Name and address of agent for service)

JPF Securities, LLC
17111 Kenton Drive
Suite 100B
Cornelius, NC 28031
(Copies to)

(775) 883-5755
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value common stock	3,000,000	$.52(1)	$1,560,000	$197.65

TOTALS	3,000,000	$1,560,000	$197.65

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of December 19, 2006.

PROSPECTUS

China Fruits Corp.

3,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by China Fruits Corp., a Nevada corporation (“CHFR”), of 3,000,000 shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the “consultants”) pursuant to consulting agreements and the 2006 Non-Qualified Stock Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, CHFR is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 3,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of CHFR within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of CHFR or any one of its subsidiaries. An “affiliate” of CHFR is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If a consultant who is not now an “affiliate” becomes an “affiliate” of CHFR in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol “CHFR”.

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is December 19, 2006

    This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by CHFR with the Commission are qualified in their entirety by the reference thereto.

    A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: China Fruits Corp., Fu Xi Technology & Industry Park, Nan Feng County, Jiang Xi Province, P. R. China. CHFR’s telephone number is (86794) 326-6199.

    CHFR is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by CHFR under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549.

    No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by CHFR. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

    Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of CHFR since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. The Plan Information.

The Company

CHFR has its principal executive offices at Fu Xi Technology & Industry Park, Nan Feng County, Jiang Xi Province, P. R. China. CHFR’s telephone number is (86794) 326-6199.

Purpose

CHFR will issue common stock to certain employees, officers, directors and consultants pursuant to consulting agreements and the Stock Plan, which has been approved by the Board of Directors of CHFR. The agreements and the Stock Plan are intended to provide a method whereby CHFR may be stimulated by the personal involvement of such employees, officers, directors and consultants in CHFR's future prosperity, thereby advancing the interests of CHFR and all of its shareholders. The Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of up to 3,000,000 shares of the common stock to the certain employees, officers, directors and consultants upon effectiveness of this registration statement.

The Consultants

The consultants have agreed to provide their expertise and advice to CHFR for the purposes set forth in the consulting agreements.

No Restrictions on Transfer

The employees, officers, directors and consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, officers, directors and consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an “affiliate,” Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by CHFR for federal income tax purposes in the taxable year of CHFR during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of CHFR acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit,” as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to CHFR. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. CHFR has agreed that for the purpose of any “profit” computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: China Fruits Corp., Fu Xi Technology & Industry Park, Nan Feng County, Jiang Xi Province, P. R. China, where its telephone number is (86794) 326-6199.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by China Fruits Corp., a Nevada corporation (the "Company"), are incorporated herein by reference:

(a)  The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2005;

(b)  The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2005;

(c) A description of the Company's common stock as set forth in the Section entitled “Description of Securities” contained in its Definitive Information Statement on Form DEF 14C, filed May 25, 2006, including any amendment or report filed for the purpose of updating such description; and

(d) All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The consolidated financial statements of Diversified Financial Resources Corporation (which is now CHFR) are incorporated by reference in this prospectus as of and for the year ended December 31, 2005 and have been audited by Mendoza Berger & Company, LLP, independent certified public accountants, as set forth in their report and on Form 10-KSB incorporated herein by reference. CHFR retained Zhong Yi (Hong Kong) C.P.A. Company Limited as its independent certified public accounts on July 3, 2006, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Item 6. Indemnification of Officers, Directors, Employees and Agents; Insurance.

Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Section 78.037 of the Nevada Revised Statutes provides that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

 Article Nine of CHFR's Articles of Incorporation provides that to the maximum extent permitted by law or by public policy, directors of the Company are to have no personal liability for monetary damages for breach of fiduciary duty as a director of the Company. In addition, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability of loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss.

The effect of these provisions may be to eliminate the rights of CHFR and its stockholders (through stockholders’ derivative suit on behalf of CHFR) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (b) of the second preceding paragraph.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.	Title

5.1	Legal opinion of JPF Securities Law, LLC

10.1	2006 Non-Qualified Stock Compensation Plan

23.1	Consent of Law Offices of JPF Securities Law, LLC (included in Exhibit 5.1)

23.2	Consent of Mendoza Berger & Company, LLP

99.1	Section 78.7502 of Nevada Revised Statutes

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the county of Nan Feng, P. R. China, on December 19, 2006.

China Fruits Corp. (Registrant)

By:	/s/ Chen, Quan Long
Chen, Quan Long President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Chen, Quan Long Chen, Quan Long	Chief Executive Officer, President and Director	December 19, 2006
/s/ Zhao, Li Li Zhao, Li Li	Director	December 19, 2006